UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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ANNUITY AND LIFE RE (HOLDINGS), LTD.

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     On June 28, 2004, Annuity and Life Re (Holdings), Ltd. issued the following press release:

Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	John Lockwood
Annuity and Life Re (Holdings), Ltd.
441-296-7667

ANNUITY & LIFE RE RECEIVES NOTICE OF POTENTIAL NYSE DELISTING

Hamilton, Bermuda, June 28, 2004, 8:00 a.m. ET

Annuity and Life Re (Holdings), Ltd. today announced that it has received a notice from the New York Stock Exchange stating that the Company is not in compliance with the NYSE’s continued listing standards, because the average closing price of the Company’s common shares has been below $1.00 for a 30 consecutive trading day period. Because this is the second time the Company’s common share price has not satisfied the NYSE’s continued listing standards, the Company must submit definitive guidance to the NYSE demonstrating its ability to bring its share price and average share price back above $1.00 within a cure period to be agreed upon with the NYSE. The Company intends to respond promptly to the NYSE’s notification and cooperate fully with the NYSE in satisfying its obligations. If the NYSE does not accept the Company’s response, or if the Company cannot satisfy the $1.00 share price requirements within the agreed upon cure period, the NYSE has indicated that it will commence suspension and delisting procedures with respect to the Company’s common shares.

In order to satisfy the NYSE’s share price requirements, the Company is evaluating certain strategic alternatives and is continuing its efforts to stabilize its operations and resolve certain significant contingencies. In addition, as described in the Company’s preliminary proxy statement filed with the SEC on June 18, 2004, the Company will be submitting to its shareholders at its August 5, 2004 annual general meeting two proposals that, if approved, will allow the Company’s Board of Directors to implement a reverse stock split by way of a consolidation of the Company’s common share capital at a specified ratio within a range of one-for-two to one-for-twenty. While the Board believes the reverse stock split will raise the average closing price of the Company’s common shares above $1.00, there can be no assurance that such minimum price, if achieved, can be maintained. In addition, even if such minimum price is achieved and maintained, there can be no assurance that the Company will be able to continue to meet the NYSE’s other qualitative or quantitative listing standards for continued listing.

As noted above, the Company has filed a preliminary proxy statement concerning the reverse stock split, and a definitive proxy statement will be filed with the SEC and distributed to the Company’s shareholders. Investors are urged to read the definitive proxy statement when it becomes available, because it will contain important information. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders in connection with the reverse stock split. Information regarding these individuals is included in the preliminary proxy statement and will be included in the definitive proxy statement. Investors may obtain free copies of the proxy statements and other documents on the SEC’s website at http://www.sec.gov. These documents also may be obtained free of charge by contacting Investor Relations, Annuity and Life Re (Holdings), Ltd., P.O. Box HM 98, Hamilton, HM AX, Bermuda; (telephone number (441) 296-7667).

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements that address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could materially and adversely affect the Company’s operations and financial condition and/or cause the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with its current business and to fund its continuing operations; the Company’s ability to reduce or otherwise satisfy its collateral obligations; the outcome of pending legal proceedings involving the Company; the Company’s ability to obtain adequate financial ratings; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; the Company’s success in managing its investments; the Company’s ability to maintain the listing of its common shares on the NYSE; changes in mortality, morbidity and claims experience; the Company’s ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to it by its cedents; the Company’s ability to underwrite business; unanticipated withdrawal or surrender activity; changes in market conditions, including changes in interest rate levels; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the Company’s ability to attract and retain clients; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on its behalf.